Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact:

James C. Hagan, President and CEO

Guida R. Sajdak, Executive Vice President and CFO

Meghan Hibner, Vice President and Investor Relations Officer

413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE AND NINE MONTHS

ENDED SEPTEMBER 30, 2021 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, October 26, 2021: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and nine months ended September 30, 2021. For the three months ended September 30, 2021, the Company reported net income of $6.0 million, or $0.27 per diluted share, compared to net income of $2.1 million, or $0.08 per diluted share, for the three months ended September 30, 2020. On a linked quarter basis, net income was $6.0 million, or $0.27 per diluted share, for the three months ended September 30, 2021 as compared to net income of $5.7 million, or $0.24 per diluted share, for the three months ended June 30, 2021. For the nine months ended September 30, 2021, net income was $17.5 million, or $0.74 per diluted share, compared to net income of $6.2 million, or $0.25 per diluted share, for the nine months ended September 30, 2020.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on or about November 24, 2021 to shareholders of record on November 10, 2021.

“We are pleased with our third quarter results which highlight sound balance sheet management and continued net interest margin stabilization,” said James C. Hagan, President and Chief Executive Officer. “The composition of our deposits remain favorable with increases in our low cost core deposit categories. As a result, interest expense decreased 65.7% year-over-year, which contributed to a $9.0 million, or 20%, increase in net interest income, for the nine months ended September 30, 2021, compared to the previous year.”

“The business environment continues to gradually improve across our markets. We are encouraged by the continued strength and overall quality of the Company's loan portfolio, which supported a lower loan loss provision in the third quarter of 2021 compared with the third quarter of 2020. Commercial real estate activity has been positive as we continue to add new customer relationships and have grown the CRE portfolio by 10% since year-end. Residential mortgage originations, which have been a strong driver of new customer relationships and non-interest income through gains on the sale of loans to the secondary market, have enabled us to participate in the residential housing market while reducing our reliance on long-term, low-interest rate loans. The Company reported $1.1 million in non-interest income from mortgage banking activities during the nine months ended September 30, 2021.”

“During the nine months ended September 30, 2021, we repurchased 2.6 million shares of our common stock at an average price per share of $8.29. The Company’s stock repurchase plan remains a solid investment for our shareholders and provides us with the opportunity to leverage our capital.”

Mr. Hagan concluded, “After weathering disruption and uncertainty in 2020 related to the ongoing global COVID-19 pandemic, we remain encouraged that we are well-positioned for the more positive banking environment and growth we’ve seen in 2021.”

COVID-19 Response and Actions:

As a Preferred Lender with the Small Business Administration (“SBA”), the Company was in a position to react immediately to the PPP component of the March 27, 2020 stimulus bill known as the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) launched by the U.S Department of the Treasury and the SBA. The Company received funding approval from the SBA for 2,146 applications totaling $302.2 million. The table below breaks out the Company’s PPP loans as of September 30, 2021:

	Original Loan Amount	Original # of Loans	Balance Outstanding	# of Loans Remaining
	($ in millions)
Round 1 and 2	$223.1	1,386	$14.6	31
Round 3	79.1	760	44.3	317
Total	$302.2	2,146	$58.9	348

As of September 30, 2021, the Company had processed 1,798 PPP loan forgiveness applications totaling $243.3 million. Total PPP loans decreased $108.4 million, or 64.8%, from $167.3 million at December 31, 2020 to $58.9 million at September 30, 2021.

As PPP loans are forgiven, the Company is accelerating the recognition of PPP loan origination fees that were being amortized over the original lives of the loans. We anticipate that by the end of 2021, the majority of the PPP loan portfolio will be repaid through forgiveness and earnings will continue to be favorably impacted by the additional PPP origination fee income through the end of 2021. During the nine months ended September 30, 2021, the Company recognized $5.8 million of PPP loan origination fee income and interest income (“PPP income”), compared to $2.6 million during the nine months ended September 30, 2020. As of September 30, 2021, the Company had $1.6 million in remaining deferred PPP loan processing fees.

The table below breaks out the PPP income recognized for the periods noted:

	For the Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
	($ in thousands)
PPP origination fee income	$1,556	$1,240	$1,999	$1,760	$741
PPP interest income	201	387	412	512	568
Total PPP Income	$1,757	$1,627	$2,411	$2,272	$1,309

In addition to participating in the PPP, the Company granted deferred loan payments for impacted commercial, residential and consumer borrowers who experienced financial hardship due to COVID-19. As of September 30, 2021, modifications granted under the CARES Act declined to eleven loans in the amount of $42.8 million, or 2.4% of total loans, excluding PPP loans. As of September 30, 2021, of the $42.8 million in remaining modifications granted under the CARES Act, eight loans in the amount of $33.5 million, or 78.3% of the remaining modifications, were granted to the hotel industry, one loan in the amount of $9.0 million was granted to an assisted living facility, and two loans totaling $276,000 were granted to residential borrowers. Of the $42.8 million in remaining outstanding modifications, $33.5 million (7 loans), or 78.3%, have resumed interest only payments.

The table below breaks out the remaining modifications granted under the CARES Act at September 30, 2021:

			Remaining CARES Act Modifications
Loan Segment(1)(2)	Total Loan Segment Balance at September 30, 2021	% of Total Loans	Modification Balance	# of Loans Modified	% of Loan Segment Balance
($ in millions)
Commercial real estate(3)	$917.6	51.4%	$41.9	7	4.6%
Commercial and industrial	200.5	11.2%	0.6	2	0.3%
Residential real estate	663.6	37.2%	0.3	2	0.0%
Consumer	4.4	0.2%	—	—	—
Total	$1,786.1	100.0%	$42.8	11	2.4%

___________________________

(1)	Excludes PPP loans of $58.9 million and deferred fees.
(2)	Residential includes home equity loans and lines of credit.
(3)	One commercial real estate loan is on full deferral with regular payments to resume in December of 2021. The remaining modifications are making their interest only payments and resuming regular payments in January of 2022.

The Company continues to monitor COVID-19’s impact on its business and customers, however, the extent to which COVID-19 will impact its results and operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures.

Key Highlights:

Loans and Deposits

At September 30, 2021, total loans were $1.8 billion, a decrease of $81.2 million, or 4.2%, from December 31, 2020. Excluding PPP loans of $58.9 million at September 30, 2021 and $167.3 million at December 31, 2020, total loans increased $27.1 million, or 1.5%, from December 31, 2020. Total deposits increased $186.7 million, or 9.2%, from $2.0 billion at December 31, 2020 to $2.2 billion at September 30, 2021. Specifically, core deposits, which include non-interest bearing demand accounts, increased $358.2 million, or 24.7%, from $1.4 billion, or 71.0% of total deposits, at December 31, 2020, to $1.8 billion, or 81.2% of total deposits at September 30, 2021.

Allowance for Loan Losses and Credit Quality

At September 30, 2021, excluding PPP loans of $58.9 million, the allowance for loan losses as a percentage of total loans and as a percentage of nonperforming loans was 1.11% and 352.2%, respectively. At September 30, 2021, nonperforming loans totaled $5.6 million, or 0.32% of total loans, excluding PPP loans, compared to $9.2 million, or 0.53% of total loans, excluding PPP loans, at September 30, 2020, and $7.8 million, or 0.45% of total loans, excluding PPP loans, at December 31, 2020. Total delinquency decreased $10.5 million, or 77.3%, from 0.77% of total loans, excluding PPP loans, at December 31, 2020 to 0.17% of total loans, excluding PPP loans, at September 30, 2021.

Net Interest Margin

The net interest margin was 3.18% for the three months ended September 30, 2021 compared to 3.06% for the three months ended June 30, 2021. The net interest margin, on a tax-equivalent basis, was 3.20% for the three months ended September 30, 2021, compared to 3.08% for the three months ended June 30, 2021. Excluding PPP income of $1.8 million and $1.6 million, the net interest margin was 2.99% and 2.98% for the three months ended September 30, 2021 and June 30, 2021, respectively.

Repurchases

On October 27, 2020, the Company announced that the Board of Directors authorized a stock repurchase plan (the “2020 Plan”) under which the Company was authorized to purchase up to 1.3 million shares, or 5% of its outstanding common stock. On May 20, 2021, the Company announced the completion of the 2020 Plan. On April 27, 2021, the Company announced that the Board of Directors authorized a stock repurchase plan (the “2021 Plan”) under which the Company is authorized to repurchase up to 2.4 million shares, or 10% of its outstanding common stock. During the three months ended September 30, 2021, the Company repurchased 1,221,618 shares of common stock under the 2021 Plan. During the nine months ended September 30, 2021, the Company repurchased 2,565,973 shares at an average price of $8.29. At September 30, 2021, there were 869,397 shares available for repurchase under the 2021 Plan.

The shares repurchased under the 2021 Plan will be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of share repurchases under the 2021 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Net Income for the Three Months Ended September 30, 2021 Compared to the Three Months Ended June 30, 2021

The Company reported net income of $6.0 million, or $0.27 per diluted share, for the three months ended September 30, 2021, compared to net income of $5.7 million, or $0.24 per diluted share, for the three months ended June 30, 2021. Return on average assets and return on average equity were 0.96% and 10.85%, respectively, for the three months ended September 30, 2021, as compared to 0.92% and 10.16%, respectively, for the three months ended June 30, 2021.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income increased $961,000, or 5.4%, to $18.8 million for the three months ended September 30, 2021, from $17.8 million for the three months ended June 30, 2021. The increase in net interest income was primarily due to an increase in interest and dividend income of $586,000, or 3.0%, and a decrease of $375,000, or 20.3%, in interest expense. The decrease in interest expense was primarily due to a decrease of $249,000, or 17.0%, in interest expense on deposits and a decrease of $185,000 in interest expense on Federal Home Loan Bank (“FHLB”) borrowings, partially offset by an increase in interest expense on subordinated debt of $59,000, or 29.9%.

As PPP loans are forgiven, the Company is accelerating the recognition of PPP loan origination fees that were being amortized over the original lives of the loans. During the three months ended September 30, 2021 and the three months ended June 30, 2021, interest and dividend income included PPP income of $1.8 million and $1.6 million, respectively. During the three months ended September 30, 2021, the Company recorded $56,000 in positive purchase accounting adjustments, compared to negative purchase accounting adjustments of $33,000 during the three months ended June 30, 2021. In addition, during the three months ended September 30, 2021, interest and dividend income included prepayment penalties from commercial loan payoffs of $8,000, compared to $117,000 during the three months ended June 30, 2021. Excluding PPP income, prepayment penalties and purchase accounting adjustments, net interest income increased $852,000, or 5.3%, from the three months ended June 30, 2021 to the three months ended September 30, 2021.

The net interest margin was 3.18% for the three months ended September 30, 2021, compared to 3.06% for the three months ended June 30, 2021. The net interest margin, on a tax-equivalent basis, was 3.20% for the three months ended September 30, 2021, compared to 3.08% for the three months ended June 30, 2021. Excluding PPP income, the net interest margin was 2.99% for the three months ended September 30, 2021, compared to 2.98% for the three months ended June 30, 2021. Excluding prepayment penalties and purchase accounting adjustments discussed above, the net interest margin was 2.98% for the three months ended September 30, 2021, compared to 2.97% for the three months ended June 30, 2021.

The average yield on interest-earning assets was 3.45% for the three months ended September 30, 2021, compared to 3.40% for the three months ended June 30, 2021. The average loan yield was 3.99% for the three months ended September 30, 2021, compared to 3.87% for the three months ended June 30, 2021. Excluding the adjustments discussed above, the average yield on interest-earning assets decreased seven basis points from 3.33% for the three months ended June 30, 2021 to 3.26% for the three months ended September 30, 2021, while the average loan yield decreased six basis points from 3.82% for the three months ended June 30, 2021 to 3.76% for the three months ended September 30, 2021. The decreases in average yields were primarily due to the repricing of variable rate loans and lower average yields on new loan originations as well as increases in cash. Total average loans were 79.9% of total average interest-earning assets for the three months ended September 30, 2021, compared to 82.0% for the three months ended June 30, 2021. Average PPP loans decreased $75.2 million, or 48.3%, from $155.6 million for the three months ended June 30, 2021 to $80.4 million for the three months ended September 30, 2021.

During the three months ended September 30, 2021, average interest-earning assets increased $7.4. million, or 0.3%, to $2.3 billion, primarily due to an increase in average securities of $59.7 million, or 20.3%, partially offset by a decrease in average loans of $43.6 million, or 2.3%, and a decrease in average short-term investments of $9.2 million, or 8.0%. Excluding average PPP loans of $80.4 million during the three months ended September 30, 2021 and $155.6 million during the three months ended June 30, 2021, average loans increased $31.7 million, or 1.8%, from the three months ended June 30, 2021 to the three months ended September 30, 2021.

The average cost of funds, including non-interest bearing accounts and borrowings, decreased seven basis points from 0.33% for the three months ended June 30, 2021 to 0.26% for the three months ended September 30, 2021. The average cost of core deposits, including non-interest bearing demand deposits, decreased three basis points from 0.19% for the three months ended June 30, 2021, to 0.16% for the three months ended September 30, 2021. The average cost of time deposits decreased nine basis points from 0.56% for the three months ended June 30, 2021 to 0.47% for the three months ended September 30, 2021. The average cost of borrowings increased 142 basis points from 2.81% for the three months ended June 30, 2021 to 4.23% for the three months ended September 30, 2021, due to the issuance of $20.0 million in subordinated debt. Average FHLB borrowings decreased $34.6 million, or 88.9%, from $38.9 million for the three months ended June 30, 2021 to $4.3 million for the three months ended September 30, 2021. Average demand deposits, an interest-free source of funds, increased $12.2 million, or 2.0%, from $603.3 million, or 27.9% of total average deposits, for the three months ended June 30, 2021 to $615.5 million, or 28.0% of total average deposits, for the three months ended September 30, 2021.

Provision for Loan Losses

The Company recorded a credit for loan losses of $100,000 for the three months ended September 30, 2021, compared to a credit for loan losses of $1.2 million for the three months ended June 30, 2021. The changes in the credit for loan losses was primarily driven by changes in the qualitative factors related to the impact of the COVID-19 pandemic and other economic trends used in the Company’s allowance calculation. Management continues to assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic, economic trends and their potential effect on asset quality. The Company has deferred the adoption of the Current Expected Credit Loss allowance methodology, as permitted by its classification as a Smaller Reporting Company by the Securities and Exchange Commission. For a breakout of the Company’s credit concentration, please see the “Credit Quality” section in this release. Management will continue to closely monitor portfolio conditions and reevaluate the adequacy of the allowance.

The Company recorded net recoveries of $67,000 for the three months ended September 30, 2021, as compared to net charge-offs of $157,000 for the three months ended June 30, 2021. At September 30, 2021, nonperforming loans totaled $5.6 million, or 0.31% of total loans, and total delinquency as a percentage of total loans was 0.17%. Excluding PPP loans of $58.9 million at September 30, 2021, nonperforming loans to total loans was 0.32%, and total delinquency as a percentage of total loans was 0.17%. As of September 30, 2021, the Company’s delinquency and nonperforming assets have not been materially impacted by the COVID-19 pandemic.

Non-Interest Income

On a sequential quarter basis, non-interest income increased $886,000, or 36.8%, to $3.3 million for the three months ended September 30, 2021, from $2.4 million for the three months ended June 30, 2021. During the three months ended September 30, 2021, service charges and fees on deposits increased $57,000, or 2.7%, and mortgage banking income from the sale of fixed rate residential real estate loans increased $423,000, or 174.8%, from $242,000 for the three months ended June 30, 2021 to $665,000 for the three months ended September 30, 2021. Income from bank-owned life insurance decreased $15,000, or 3.0%.

During the three months ended September 30, 2021, the Company reported unrealized gains on marketable equity securities of $11,000, compared to $6,000 during the three months ended June 30, 2021. The Company also reported realized gains on the sale of securities of $2,000 during the three months ended September 30, 2021, compared to realized losses of $12,000 for the three months ended June 30, 2021. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes.

During the three months ended June 30, 2021, the Company recognized a loss on interest rate swap termination of $402,000 representing the unamortized portion of a $3.4 million loss associated with the previous termination of a $32.5 million interest rate swap on March 16, 2016. The unamortized portion of the loss was previously reported in accumulated other comprehensive income and amortized through interest expense, however, as the previously hedged item was discontinued, the Company accelerated the remaining unamortized loss.

Non-Interest Expense

For the three months ended September 30, 2021, non-interest expense increased $344,000, or 2.5%, to $14.0 million, from $13.7 million, for the three months ended June 30, 2021. Salaries and employee benefits increased $121,000, or 1.5%, to $8.2 million. Other non-interest expense increased $251,000, or 12.3%, FDIC insurance expense increased $48,000, or 21.3%, occupancy expense increased $25,000, or 2.3%, and furniture and equipment expenses increased $20,000, or 3.9%. Data processing decreased $60,000, or 7.9%, professional fees decreased $14,000, or 2.4%, and advertising expense decreased $2,000, or 0.6%. During the three months ended June 30, 2021, the Company prepaid $32.5 million of FHLB borrowings, which resulted in a loss of $45,000. For the three months ended September 30, 2021, the efficiency ratio was 63.6%, compared to 66.1% for the three months ended June 30, 2021.

Income Tax Provision

Income tax expense for the three months ended September 30, 2021 was $2.1 million, representing an effective tax rate of 25.9%, compared to $2.1 million, representing an effective tax rate of 27.0%, for three months ended June 30, 2021. The change in the effective tax rate reflects projected pre-tax income for the year ending December 31, 2021.

Net Income for the Three Months Ended September 30, 2021 Compared to the Three Months Ended September 30, 2020

The Company reported net income of $6.0 million, or $0.27 per diluted share, for the three months ended September 30, 2021, compared to net income of $2.1 million, or $0.08 per diluted share, for the three months ended September 30, 2020. Return on average assets and return on average equity was 0.96% and 10.85%, respectively, for the three months ended September 30, 2021, as compared to 0.35% and 3.61%, respectively, for the three months ended September 30, 2020. The increase in net income of $3.9 million, or 187.3%, was due to a decrease in the provision for loan losses of $2.8 million, or 103.7%, an increase in net interest income of $2.8 million, or 17.4%, and an increase in non-interest income of $1.1 million, or 51.4%, partially offset by an increase in non-interest expense of $1.2 million, or 9.1%.

Net Interest Income and Net Interest Margin

Net interest income increased $2.8 million, or 17.4%, to $18.8 million, for the three months ended September 30, 2021, from $16.0 million for the three months ended September 30, 2020. The increase in net interest income was due to a decrease in interest expense of $3.0 million, or 67.0%, partially offset by a decrease of $209,000, or 1.0%, in interest and dividend income. Interest expense on deposits decreased $2.0 million, or 61.8%, and interest expense on borrowings decreased $1.3 million, both partially offset by an increase in interest expense on subordinated debt of $256,000. For the three months ended September 30, 2021, net interest income included $1.8 million in PPP income, compared to $1.3 million for the three months ended September 30, 2020. Excluding PPP income, net interest income increased $2.3 million, or 15.9%, primarily due to a decrease in interest expense of $3.0 million, or 67.0%. During the three months ended September 30, 2021, the Company recorded $56,000 in positive purchase accounting adjustments, compared to positive purchase accounting adjustments of $19,000 during the three months ended September 30, 2020. In addition, during the three months ended September 30, 2021, interest and dividend income included prepayment penalties from commercial loan payoffs of $8,000, compared to $262,000 during the three months ended September 30, 2020. Excluding PPP income, prepayment penalties and purchase accounting adjustments, net interest income increased $2.5 million, or 17.7%, from the three months ended September 30, 2020 to the three months ended September 30, 2021.

The net interest margin was 3.18% for the three months ended September 30, 2021, compared to 2.81% for the three months ended September 30, 2020. The net interest margin, on a tax-equivalent basis, was 3.20% for the three months ended September 30, 2021, compared to 2.83% for the three months ended September 30, 2020. Excluding PPP income, the net interest margin was 2.99% for the three months ended September 30, 2021, compared to 2.86% for the three months ended September 30, 2020. Excluding the prepayment penalties and purchase accounting adjustments discussed above, the net interest margin increased from 2.80% for the three months ended September 30, 2020 to 2.98%, for the three months ended September 30, 2021.

The average yield on interest-earning assets decreased 16 basis points from 3.61% for the three months ended September 30, 2020 to 3.45% for the three months ended September 30, 2021. During the three months ended September 30, 2021, the average cost of funds, including non-interest-bearing demand accounts and borrowings, decreased 57 basis points from 0.83% for the three months ended September 30, 2020 to 0.26% for the three months ended September 30, 2021. The average cost of core deposits, which include non-interest-bearing demand accounts, decreased nine basis points from 0.25% for the three months ended September 30, 2020 to 0.16% for the three months ended September 30, 2021. The average cost of time deposits decreased 103 basis points from 1.50% for the three months ended September 30, 2020 to 0.47% for the three months ended September 30, 2021. The average cost of borrowings, including subordinated debt, increased 165 basis points during the same period. For the three months ended September 30, 2021, average demand deposits, an interest-free source of funds, increased $86.2 million, or 16.3%, to $615.5 million, or 28.0% of total average deposits, from $529.2 million, or 27.1% of total average deposits, for the three months ended September 30, 2020.

During the three months ended September 30, 2021, average interest-earning assets increased $71.3 million, or 3.1%, to $2.3 billion compared to the three months ended September 30, 2020, primarily due to an increase in average securities of $135.8 million, or 62.3%, and an increase in short-term investments of $66.2 million, or 167.2%. These increases were partially offset by a decrease of $126.3 million, or 6.3%, in average loans and a decrease in average other investments of $4.3 million, or 29.2%. Excluding average PPP loans, average interest-earning assets increased $213.7 million, or 10.5%, and average loans increased $16.1 million, or 0.9%, from the three months ended September 30, 2020 to the three months ended September 30, 2021.

Provision for Loan Losses

The Company recorded a credit for loan losses of $100,000 for three months ended September 30, 2021, compared to a provision for loan losses of $2.7 million for the three months ended September 30, 2020. The Company recorded net recoveries of $67,000 for the three months ended September 30, 2021, as compared to net charge-offs of $286,000 for the three months ended September 30, 2020. The decrease in the provision for loan losses during the three months ended September 30, 2021 was primarily due to an improvement in economic forecasts for the quarter, compared to the same quarter in 2020. Management continues to assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic related factors, economic trends and their potential effect on asset quality.

Non-Interest Income

Non-interest income increased $1.1 million, or 51.4%, to $3.3 million for the three months ended September 30, 2021, from $2.2 million for the three months ended September 30, 2020. Service charges and fees increased $368,000, or 20.9%, income from bank-owned life insurance increased $41,000, or 9.2%, and mortgage banking income from the sale of fixed rate residential real estate loans to the secondary market totaled $665,000. During the three months ended September 30, 2021, the Company sold $22.4 million in loans to the secondary market. The Company did not sell loans to the secondary market during the three months ended September 30, 2020.

During the three months ended September 30, 2021, the Company reported unrealized gains on marketable equity securities of $11,000, compared to unrealized losses of $4,000 for the three months ended September 30, 2020. In addition, during the three months ended September 30, 2021, the Company reported gains on the sale of securities of $2,000, compared to realized gains on the sale of securities of $1.9 million for the three months ended September 30, 2020. During the three months ended September 30, 2020, the Company also incurred a non-recurring loss of $2.4 million on a terminated interest rate swap.

Non-Interest Expense

For the three months ended September 30, 2021, non-interest expense increased $1.2 million, or 9.1%, to $14.0 million from $12.9 million, for the three months ended September 30, 2020. The increase in non-interest expense was primarily due to an increase in salaries and benefits of $971,000, or 13.5%. The increase was primarily due to production and incentive accruals as well as lower deferred loan origination expenses associated with PPP loans. The deferred loan origination expense decreased $461,000, or 59.2%, from the three months ended September 30, 2020 to the three months ended September 30, 2021. Other non-interest expense increased $189,000, or 9.0%, furniture and equipment increased $112,000, or 26.6%, advertising expense increased $19,000, or 5.8%, and occupancy expense increased $4,000, or 0.4%. These increases were partially offset by a decrease in FDIC insurance expense of $20,000, or 6.8%, a decrease in professional fees of $40,000, or 6.5%, and a decrease in data processing of $70,000, or 9.1%. For the three months ended September 30, 2021, the efficiency ratio was 63.6%, compared to 69.1% for the three months ended September 30, 2020.

Income Tax Provision

Income tax expense for the three months ended September 30, 2021 was $2.1 million, representing an effective tax rate of 25.9%, compared to $488,000, representing an effective tax rate of 18.8%, for three months ended September 30, 2020. The increase in the effective tax rate is a result of higher pre-tax projected income for the fiscal year ending December 31, 2021.

Net Income for the Nine Months Ended September 30, 2021 Compared to the Nine Months Ended September 30, 2020

For the nine months ended September 30, 2021, the Company reported net income of $17.5 million, or $0.74 per diluted share, compared to $6.2 million, or $0.25 per diluted share, for the nine months ended September 30, 2020. Return on average assets and return on average equity were 0.95% and 10.45% for the nine months ended September 30, 2021, respectively, compared to 0.36% and 3.59% for the nine months ended September 30, 2020, respectively.

Net Interest Income and Net Interest Margin

During the nine months ended September 30, 2021, net interest income increased $9.0 million, or 19.6%, to $54.6 million, compared to $45.6 million for the nine months ended September 30, 2020. The increase in net interest income was due to a decrease of $10.2 million, or 65.7%, in interest expense, partially offset by a decrease in interest and dividend income of $1.2 million, or 2.0%. The decrease in interest expense was primarily due to a decrease of $6.8 million, or 60.7%, in interest expense on deposits and a decrease in interest expense on borrowings, including subordinated debt, of $3.4 million, or 78.8%. For the nine months ended September 30, 2021, interest and dividend income included $5.8 million in PPP income, compared to $2.6 million during the nine months ended September 30, 2020. Excluding PPP income, net interest income increased $5.7 million, or 13.3%.

The net interest margin for the nine months ended September 30, 2021 was 3.16%, compared to 2.80% for the nine months ended September 30, 2020. The net interest margin, on a tax-equivalent basis, was 3.18% for the nine months ended September 30, 2021, compared to 2.82% for the nine months ended September 30, 2020. Excluding the PPP income, the net interest margin increased from 2.81% for the nine months ended September 30, 2020 to 3.00% for the nine months ended September 30, 2021. The increase in the net interest margin was due to the continuing trend of market interest rates falling to historically low levels, allowing the Company to reprice interest-bearing liabilities.

The average yield on interest-earning assets decreased 29 basis points from 3.78% for the nine months ended September 30, 2020 to 3.49% for the nine months ended September 30, 2021. During the nine months ended September 30, 2021, the average cost of funds, including non-interest-bearing demand accounts and borrowings, decreased 69 basis points from 1.01% for the nine months ended September 30, 2020 to 0.32% for the nine months ended September 30, 2021. For the nine months ended September 30, 2021, the average cost of core deposits, including non-interest-bearing demand deposits, decreased ten basis points from 0.28% for the nine months ended September 30, 2020 to 0.18% for the nine months ended September 30, 2021. The average cost of time deposits decreased 125 basis points from 1.82% for the nine months ended September 30, 2020 to 0.57% during the same period in 2021. The average cost of borrowings, which include FHLB advances and subordinated debt, increased 13 basis points from 2.66% for the nine months ended September 30, 2020 to 2.79% for the nine months ended September 30, 2021. For the nine months ended September 30, 2021, average demand deposits, an interest-free source of funds, increased $119.2 million, or 25.1%, from $474.4 million, or 25.8% of total average deposits, for the nine months ended September 30, 2020 to $593.6 million, or 27.6% of total average deposits, for the nine months ended September 30, 2021.

During the nine months ended September 30, 2021, average interest-earning assets increased $132.6 million, or 6.1%, to $2.3 billion. The increase in average interest-earning assets was due to an increase in average securities of $71.6 million, or 32.5%, an increase in average short-term investments of $78.4 million, or 292.3%, partially offset by a decrease in average other investments of $5.7 million, or 36.0%, and a decrease in average loans of $11.8 million, or 0.6%. Excluding average PPP loans, average interest-earning assets increased $124.3 million, or 6.1%, and average loans decreased $20.0 million, or 1.1%.

Provision for Loan Losses

For the nine months ended September 30, 2021, the provision for loan losses decreased $8.5 million, or 116.8%, from $7.3 million for the nine months ended September 30, 2020 to a credit for loan losses of $1.2 million for the nine months ended September 30, 2021. The decrease in the provision for loan losses was primarily driven by changes in the qualitative factors related to the impact of the COVID-19 pandemic and other economic trends used in the Company’s allowance calculation.

The Company recorded net charge-offs of $95,000 for the nine months ended September 30, 2021, as compared to net charge-offs of $685,000 for the nine months ended September 30, 2020. During the nine months ended September 30, 2021, the Company recorded charge-offs of $262,000, compared to $882,000 during the same period in 2020.

Non-Interest Income

For the nine months ended September 30, 2021, non-interest income increased of $1.9 million, or 28.3%, to $8.7 million, compared to $6.8 million for the nine months ended September 30, 2020. Service charges and fees increased $993,000, or 19.5%, primarily due to an increase of $692,000, or 31.3%, in ATM debit card interchange income due to increased card-based transaction usage across our checking account base. Mortgage banking income was $1.1 million for the nine months ended September 30, 2021, due to the sale of fixed rate residential real estate loans to the secondary market. During the nine months ended September 30, 2021, the Company sold $40.0 million in loans to the secondary market. The Company did not sell any fixed rate residential real estate loans during the nine months ended September 30, 2020. Income from bank-owned life insurance increased $61,000, or 4.5%, and other income from loan-level swap fees on commercial loans decreased $524,000, or 90.0%.

During the nine months ended September 30, 2021, the Company reported unrealized losses on marketable equity securities of $72,000, compared to unrealized gains of $133,000 during the nine months ended September 30, 2020. In addition, during the nine months ended September 30, 2021, the Company reported realized losses on the sale of securities of $72,000 and a gain of $546,000 on non-marketable equity securities, compared to realized gains of $2.0 million during the nine months ended September 30, 2020. During the three months ended September 30, 2021, the Company reported a loss on derivatives of $402,000, compared to a loss on derivatives of $2.4 million during the nine months ended September 30, 2020.

Non-Interest Expense

For the nine months ended September 30, 2021, non-interest expense increased $3.6 million, or 9.6%, to $41.0 million, compared to $37.4 million for the nine months ended September 30, 2020. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $2.4 million, or 11.0%, due to normal annual salary increases as well as higher production and incentive accruals. Other non-interest expense increased $539,000, or 9.3%, furniture and equipment increased $361,000, or 30.7%, occupancy expense increased $153,000, or 4.6%, advertising expense increased $233,000, or 29.2%, and FDIC insurance expense increased $64,000, or 8.7%. These increases were partially offset by a decrease in professional fees of $143,000, or 7.7%, and a decrease in data processing expenses of $13,000, or 0.6%,

For the nine months ended September 30, 2021, the efficiency ratio was 64.7%, compared to 71.0% for the nine months ended September 30, 2020.

Income Tax Provision

Income tax expense for the nine months ended September 30, 2021 was $6.0 million, representing an effective tax rate of 25.6%, compared to $1.5 million, representing an effective tax rate of 19.8%, for nine months ended September 30, 2020. The increase in the Company’s effective tax rate was primarily due to the effect of higher projected pre-tax income for the fiscal year ending December 31, 2021.

Balance Sheet

At September 30, 2021, total assets were $2.5 billion, an increase of $144.9 million, or 6.1%, from December 31, 2020. During the nine months ended September 30, 2021, cash and cash equivalents increased $61.1 million, or 69.8%, to $148.5 million, investment securities increased $160.6 million, or 79.5%, to $362.4 million and net loans, excluding PPP loans of $58.9 million, increased $27.1 million, or 1.5%, to $1.8 billion. The high level of cash and cash equivalents is due to an increase in core deposits as well as PPP loan payoffs.

Investments

At September 30, 2021, the Company’s available-for-sale securities portfolio increased $6.2 million, or 3.1%, from $201.9 million at December 31, 2020 to $208.0 million at September 30, 2021. The held-to-maturity securities portfolio, recorded at amortized cost, totaled $154.4 million at September 30, 2021. The Company allocated some of its excess liquidity to the investment portfolio as an alternative to cash and cash equivalents. This shift from overnight investments to held-to-maturity securities will assist the Company with managing the yield on interest-earning assets in the low interest rate environment that we are experiencing while providing ongoing cash flows from payments and pay downs. The primary objective of the investment portfolio is to provide liquidity and maximize income while preserving the safety of principal.

Loans

Total loans were $1.8 billion as of September 30, 2021, a decrease of $81.2 million, or 4.2%, from December 31, 2020, primarily due to a decrease in PPP loans of $108.4 million, or 64.8%. Excluding PPP loans, total loans increased $27.1 million, or 1.5%, driven by an increase in commercial real estate loans of $83.7 million, or 10.0%, partially offset by a decrease in commercial and industrial loans of $11.3 million, or 5.3%. Residential real estate loans, which include home equity loans, decreased $45.0 million, or 6.3%, as we continue to sell low coupon, fixed rate residential loans to the secondary market in order to diversify our loan mix and reduce our interest rate risk.

In accordance with the Company’s asset/liability management strategy, during the nine months ended September 30, 2021, the Company sold $40.0 million of fixed rate, low coupon residential real estate loans to the secondary market. There were no loans sold during 2020. As of September 30, 2021, the Company serviced $71.0 million in loans sold to the secondary market, compared to $38.1 million at December 31, 2020. Servicing rights will continue to be retained on all loans written and sold to the secondary market.

The following table is a summary of our outstanding loan balances for the periods indicated:

	September 30, 2021	December 31, 2020
	(Dollars in thousands)
Commercial real estate loans	$917,630	$833,949

Residential real estate loans:
Residential	565,912	604,719
Home equity	97,734	103,905
Total residential real estate loans	663,646	708,624

Commercial and industrial loans
PPP loans	58,904	167,258
Commercial and industrial loans	200,526	211,823
Total commercial and industrial loans	259,430	379,081

Consumer loans	4,414	5,192
Total gross loans	1,845,120	1,926,846
Unamortized PPP loan fees	(1,623)	(3,050)
Unamortized premiums and net deferred loans fees and costs	2,653	3,587
Total loans	$1,846,150	$1,927,383

Credit Quality

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. At September 30, 2021, nonperforming loans totaled $5.6 million, or 0.32% of total loans, excluding PPP loans, compared to $7.8 million, or 0.45% of total loans, excluding PPP loans, at December 31, 2020. At September 30, 2021, there were no loans 90 or more days past due and still accruing interest. Nonperforming assets to total assets, excluding PPP loans, was 0.23% at September 30, 2021, compared to 0.36% at December 31, 2020. The allowance for loan losses as a percentage of total loans, excluding PPP loans which do not require an allowance for loan losses, was 1.11% at September 30, 2021, compared to 1.20% at December 31, 2020. At September 30, 2021, the allowance for loan losses as a percentage of nonperforming loans was 352.2%, compared to 269.8% at December 31, 2020.

Deposits

At September 30, 2021, total deposits were $2.2 billion, an increase of $186.7 million, or 9.2%, from December 31, 2020, primarily due to an increase in core deposits of $358.2 million, or 24.7%. Core deposits, which the Company defines as all deposits except time deposits, increased from $1.4 billion, or 71.0% of total deposits, at December 31, 2020, to $1.8 billion, or 81.2% of total deposits, at September 30, 2021. Non-interest-bearing deposits increased $85.3 million, or 15.7%, to $627.1 million, interest-bearing checking accounts increased $37.8 million, or 39.8%, to $132.7 million, savings accounts increased $39.8 million, or 23.4%, to $210.1 million, and money market accounts increased $195.4 million, or 30.5%, to $836.2 million. The increase in core deposits can be attributed to the government stimulus, lower consumer spending, PPP loan proceeds deposited into borrower checking accounts, as well as the three new branches opened in 2020. We anticipate that some of the deposit growth from PPP will be temporary as customers look to make capital improvements and diversify investments as risk from the COVID-19 pandemic eases over time.

Time deposits decreased $171.5 million, or 29.1%, from $590.3 million at December 31, 2020 to $418.8 million at September 30, 2021. Brokered deposits, which are included within time deposits, were $5.3 million at September 30, 2021 and $55.3 million at December 31, 2020.

FHLB and Subordinated Debt

At September 30, 2021, total borrowings decreased $34.4 million, or 59.5%, from $57.9 million at December 31, 2020, to $23.5 million. FHLB advances decreased $54.1 million, or 93.4%, to $3.8 million.

Capital

At September 30, 2021, shareholders’ equity was $218.3 million, or 8.7% of total assets, compared to $226.6 million, or 9.6% of total assets, at December 31, 2020. The decrease in shareholders’ equity reflects $21.3 million for the repurchase of the Company’s common stock, the payment of regular cash dividends of $3.6 million and an increase in accumulated other comprehensive loss of $2.5 million, partially offset by net income of $17.5 million. Total shares outstanding as of September 30, 2021 were 22,848,781.

Capital Management

The Company’s book value per share was $9.56 at September 30, 2021 compared to $8.97 at December 31, 2020, while tangible book value per share increased $0.53, or 6.4%, from $8.36 at December 31, 2020 to $8.89 at September 30, 2021. As of September 30, 2021, the Company’s and the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

The Company’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements and internal target minimal levels. At September 30, 2021, the Company’s Tier 1 leverage, common equity tier 1 capital, and total risk-based capital ratios were 8.8%, 12.4%, and 14.6%, respectively, and the Bank’s Tier 1 leverage, common equity tier 1 capital, and total risk-based capital ratios were 8.9%, 12.5%, and 13.6%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 6.5%, and 10.00%, respectively.

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, business, measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 pandemic on the Company’s business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

•	the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19;
•	actions governments, businesses and individuals take in response to the COVID-19 pandemic;
•	the speed and effectiveness of vaccine and treatment developments and their deployment, including public adoption rates of COVID-19 vaccines;
•	variations of COVID-19, such as the Delta variant, and the response thereto;
•	the pace of recovery when the COVID-19 pandemic subsides;
•	changes in the interest rate environment that reduce margins;
•	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), Basel guidelines, capital requirements and other applicable laws and regulations;
•	the highly competitive industry and market area in which we operate;
•	general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality;
•	changes in business conditions and inflation;
•	changes in credit market conditions;
•	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;
•	changes in the securities markets which affect investment management revenues;
•	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
•	changes in technology used in the banking business;
•	the soundness of other financial services institutions which may adversely affect our credit risk;
•	certain of our intangible assets may become impaired in the future;
•	our controls and procedures may fail or be circumvented;
•	new lines of business or new products and services, which may subject us to additional risks;
•	changes in key management personnel which may adversely impact our operations;
•	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
•	other factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2021	2021	2021	2020	2020	2021	2020
INTEREST AND DIVIDEND INCOME:
Loans	$18,670	$18,321	$19,120	$20,727	$19,364	$56,111	$57,110
Securities	1,500	1,277	854	825	953	3,631	3,517
Other investments	28	28	35	130	118	91	457
Short-term investments	40	26	24	26	12	90	83
Total interest and dividend income	20,238	19,652	20,033	21,708	20,447	59,923	61,167

INTEREST EXPENSE:
Deposits	1,217	1,466	1,734	2,257	3,190	4,417	11,243
Long-term debt	—	185	273	656	789	458	2,677
Subordinated debt	256	197	—	—	—	453	—
Short-term borrowings	—	—	—	—	478	—	1,612
Total interest expense	1,473	1,848	2,007	2,913	4,457	5,328	15,532

Net interest and dividend income	18,765	17,804	18,026	18,795	15,990	54,595	45,635

(CREDIT) PROVISION FOR LOAN LOSSES	(100)	(1,200)	75	500	2,725	(1,225)	7,275

Net interest and dividend income after (credit) provision for loan losses	18,865	19,004	17,951	18,295	13,265	55,820	38,360

NON-INTEREST INCOME:
Service charges and fees	2,132	2,075	1,883	1,970	1,764	6,090	5,097
Income from bank-owned life insurance	485	500	441	444	444	1,426	1,365
Gain (loss) on sales of securities, net	2	(12)	(62)	—	1,929	(72)	1,965
Unrealized gain (loss) on marketable equity securities	11	6	(89)	(24)	(4)	(72)	133
Gain on sale of mortgages	665	242	227	—	—	1,134	—
Gain on non-marketable equity investments	—	—	546	—	—	546	—
Loss on interest rate swap terminations	—	(402)	—	—	(2,353)	(402)	(2,353)
Other income	—	—	58	72	397	58	582
Total non-interest income	3,295	2,409	3,004	2,462	2,177	8,708	6,789

NON-INTEREST EXPENSE:
Salaries and employees benefits	8,175	8,054	7,682	7,806	7,204	23,911	21,543
Occupancy	1,124	1,099	1,289	1,161	1,120	3,512	3,359
Furniture and equipment	533	513	490	362	421	1,536	1,175
Data processing	698	758	721	711	768	2,177	2,190
Professional fees	575	589	544	521	615	1,708	1,851
FDIC insurance	273	225	298	300	293	796	732
Advertising	345	347	338	309	326	1,030	797
Loss on prepayment of borrowings	—	45	—	987	—	45	—
Other	2,295	2,044	1,965	2,181	2,106	6,304	5,765
Total non-interest expense	14,018	13,674	13,327	14,338	12,853	41,019	37,412

INCOME BEFORE INCOME TAXES	8,142	7,739	7,628	6,419	2,589	23,509	7,737

INCOME TAX PROVISION	2,106	2,087	1,837	1,406	488	6,030	1,535
NET INCOME	$6,036	$5,652	$5,791	$5,013	$2,101	$17,479	$6,202

Basic earnings per share	$0.27	$0.24	$0.24	$0.20	$0.08	$0.74	$0.25
Weighted average shares outstanding	22,620,387	23,722,903	24,486,146	24,754,681	24,945,670	23,602,978	25,145,411
Diluted earnings per share	$0.27	$0.24	$0.24	$0.20	$0.08	$0.74	$0.25
Weighted average diluted shares outstanding	22,714,429	23,773,562	24,543,554	24,763,022	24,945,670	23,670,347	25,163,005

Other Data:
Return on average assets (1)	0.96%	0.92%	0.98%	0.83%	0.35%	0.95%	0.36%
Return on average equity (1)	10.85%	10.16%	10.35%	8.62%	3.61%	10.45%	3.59%
Efficiency ratio (2)	63.58%	66.09%	64.58%	62.74%	69.12%	64.73%	71.02%
Net interest margin, on a fully tax-equivalent basis	3.20%	3.08%	3.26%	3.32%	2.83%	3.18%	2.82%

_______________

(1)	Annualized.
(2)	The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments, loss on interest rate swap termination and loss on prepayment of borrowings.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Cash and cash equivalents	$148,496	$105,494	$132,124	$87,444	$172,112
Securities available-for-sale, at fair value	208,030	231,166	195,454	201,880	191,569
Securities held to maturity, at amortized cost	154,403	107,783	63,960	—	—
Marketable equity securities, at fair value	11,970	11,936	11,906	11,968	6,965
Federal Home Loan Bank of Boston and other restricted stock - at cost	2,698	4,036	4,492	5,160	9,252

Loans	1,846,150	1,876,988	1,924,868	1,927,383	1,974,387
Allowance for loan losses	(19,837)	(19,870)	(21,227)	(21,157)	(20,692)
Net loans	1,826,313	1,857,118	1,903,641	1,906,226	1,953,695

Bank-owned life insurance	74,286	73,801	73,301	72,860	72,416
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	2,656	2,750	2,844	2,937	3,031
Other assets	69,459	70,035	63,320	64,924	65,261
TOTAL ASSETS	$2,510,798	$2,476,606	$2,463,529	$2,365,886	$2,486,788

Total deposits	$2,224,842	$2,180,648	$2,154,133	$2,038,130	$2,011,291
Long-term debt	3,829	4,990	42,676	57,850	151,258
Subordinated debt	19,623	19,614	—	—	—
Securities pending settlement	—	461	152	160	57,226
Other liabilities	44,162	47,222	43,712	43,106	36,792
TOTAL LIABILITIES	2,292,456	2,252,935	2,240,673	2,139,246	2,256,567

TOTAL SHAREHOLDERS' EQUITY	218,342	223,671	222,856	226,640	230,221
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,510,798	$2,476,606	$2,463,529	$2,365,886	$2,486,788

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Shares outstanding at end of period	22,848,781	24,070,399	24,583,958	25,276,193	25,595,557

Operating results:
Net interest income	$18,765	$17,804	$18,026	$18,795	$15,990
(Credit) provision for loan losses	(100)	(1,200)	75	500	2,725
Non-interest income	3,295	2,409	3,004	2,462	2,177
Non-interest expense	14,018	13,674	13,327	14,338	12,853
Income before income provision for income taxes	8,142	7,739	7,628	6,419	2,589
Income tax provision	2,106	2,087	1,837	1,406	488
Net income	6,036	5,652	5,791	5,013	2,101

Performance Ratios:
Net interest margin, on a fully tax-equivalent basis	3.20%	3.08%	3.26%	3.32%	2.83%
Interest rate spread, on a fully tax-equivalent basis	3.09%	2.94%	3.10%	3.11%	2.51%
Return on average assets	0.96%	0.92%	0.98%	0.83%	0.35%
Return on average equity	10.85%	10.16%	10.35%	8.62%	3.61%
Efficiency Ratio	63.58%	66.09%	64.58%	62.74%	69.12%

Per Common Share Data:
Basic earnings per share	$0.27	$0.24	$0.24	$0.20	$0.08
Diluted earnings per share	0.27	0.24	0.24	0.20	0.08
Cash dividend declared	0.05	0.05	0.05	0.05	0.05
Book value per share	9.56	9.29	9.07	8.97	8.99
Tangible book value per share	8.89	8.66	8.44	8.36	8.39

Asset Quality:
30-89 day delinquent loans	$1,619	$2,607	$7,216	$11,403	$3,754
90 days or more delinquent loans	1,446	1,808	2,058	2,119	2,924
Total delinquent loans	3,065	4,415	9,274	13,522	6,678
Total delinquent loans as a percentage of total loans	0.17%	0.24%	0.48%	0.70%	0.34%
Total delinquent loans as a percentage of total loans, excluding PPP	0.17%	0.25%	0.53%	0.77%	0.38%
Nonperforming loans	$5,632	$5,989	$6,782	$7,841	$9,208
Nonperforming loans as a percentage of total loans	0.31%	0.32%	0.35%	0.41%	0.47%
Nonperforming loans as a percentage of total loans, excluding PPP	0.32%	0.34%	0.39%	0.45%	0.53%
Nonperforming assets as a percentage of total assets	0.22%	0.24%	0.28%	0.33%	0.37%
Nonperforming assets as a percentage of total assets, excluding PPP	0.23%	0.25%	0.30%	0.36%	0.41%
Allowance for loan losses as a percentage of nonperforming loans	351.91%	331.77%	312.99%	269.83%	224.72%
Allowance for loan losses as a percentage of total loans	1.07%	1.06%	1.10%	1.10%	1.05%
Allowance for loan losses as a percentage of total loans, excluding PPP	1.11%	1.12%	1.21%	1.20%	1.18%
Net loan (recoveries) charge-offs	$(67)	$157	$5	$35	$286
Net loan charge-offs as a percentage of average assets	0.00%	0.01%	0.00%	0.00%	0.02%

The following tables set forth the information relating to our average balances and net interest income for the three months ended September 30, 2021, June 30, 2021, and September 30, 2020 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest(8)	Cost(9)	Balance	Interest(8)	Cost(9)	Balance	Interest(8)	Cost(9)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,867,769	$18,776	3.99%	$1,911,323	$18,425	3.87%	$1,994,072	$19,469	3.88%
Securities(2)	353,690	1,501	1.68	293,991	1,278	1.74	217,911	958	1.75
Other investments	10,525	28	1.06	10,114	28	1.11	14,862	118	3.16
Short-term investments(3)	105,733	40	0.15	114,883	26	0.09	39,576	12	0.12
Total interest-earning assets	2,337,717	20,345	3.45	2,330,311	19,757	3.40	2,266,421	20,557	3.61
Total non-interest-earning assets	148,383			147,545			144,387
Total assets	$2,486,100			$2,477,856			$2,410,808

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$115,091	96	0.33%	$100,455	92	0.37%	$92,603	108	0.46%
Savings accounts	212,711	35	0.07	206,302	47	0.09	161,801	32	0.08
Money market accounts	813,528	562	0.27	766,378	650	0.34	541,923	700	0.51
Time deposit accounts	445,379	524	0.47	487,712	677	0.56	624,717	2,350	1.50
Total interest-bearing deposits	1,586,709	1,217	0.30	1,560,847	1,466	0.38	1,421,044	3,190	0.89
Short-term borrowings and long-term debt	23,920	256	4.25	54,459	382	2.81	194,021	1,267	2.60
Total interest-bearing liabilities	1,610,629	1,473	0.36	1,615,306	1,848	0.46	1,615,065	4,457	1.10
Non-interest-bearing deposits	615,468			603,270			529,229
Other non-interest-bearing liabilities	39,381			36,043			34,930
Total non-interest-bearing liabilities	654,849			639,313			564,159
Total liabilities	2,265,478			2,254,619			2,179,224
Total equity	220,622			223,237			231,584
Total liabilities and equity	$2,486,100			$2,477,856			$2,410,808
Less: Tax-equivalent adjustment (2)		(107)			(105)			(110)
Net interest and dividend income		$18,765			$17,804			$15,990
Net interest rate spread (4)			3.07%			2.92%			2.49%
Net interest rate spread, on a tax-equivalent basis (5)			3.09%			2.94%			2.51%
Net interest margin (6)			3.18%			3.06%			2.81%
Net interest margin, on a tax-equivalent basis (7)			3.20%			3.08%			2.83%
Ratio of average interest-earning assets to average interest-bearing liabilities			145.14%			144.26%			140.33%

The following tables set forth the information relating to our average balances and net interest income for the nine months ended September 30, 2021 and 2020 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Nine Months Ended September 30,
	2021			2020
	Average Balance	Interest (8)	Average Yield/ Cost(9)	Average Balance	Interest (8)	Average Yield/ Cost(9)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,900,652	$56,423	3.97%	$1,912,420	$57,452	4.01%
Securities(2)	292,133	3,633	1.66	220,544	3,533	2.14
Other investments	10,104	91	1.20	15,781	457	3.87
Short-term investments(3)	105,246	90	0.11	26,826	83	0.41
Total interest-earning assets	2,308,135	60,237	3.49	2,175,571	61,525	3.78
Total non-interest-earning assets	146,180			140,279
Total assets	$2,454,315			$2,315,850

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$102,106	293	0.38%	$82,091	269	0.44%
Savings accounts	202,170	119	0.08	147,464	103	0.09
Money market accounts	752,361	1,865	0.33	494,973	2,173	0.59
Time deposit accounts	499,618	2,140	0.57	638,705	8,698	1.82
Total interest-bearing deposits	1,556,255	4,417	0.38	1,363,233	11,243	1.10
Short-term borrowings and long-term debt	43,578	911	2.79	215,610	4,289	2.66
Total interest-bearing liabilities	1,599,833	5,328	0.45	1,578,843	15,532	1.31
Non-interest-bearing deposits	593,637			474,436
Other non-interest-bearing liabilities	37,259			31,881
Total non-interest-bearing liabilities	630,896			506,317
Total liabilities	2,230,729			2,085,160
Total equity	223,586			230,690
Total liabilities and equity	$2,454,315			$2,315,850
Less: Tax-equivalent adjustment (2)		(314)			(358)
Net interest and dividend income		$54,595			$45,635
Net interest rate spread (4)			3.03%			2.44%
Net interest rate spread, on a tax-equivalent basis (5)			3.04%			2.46%
Net interest margin (6)			3.16%			2.80%
Net interest margin, on a tax-equivalent basis (7)			3.18%			2.82%
Ratio of average interest-earning assets to average interest-bearing liabilities			144.27%			137.80%

________________

(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the tax-equivalent weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Acquired loans, time deposits and borrowings are recorded at fair value at the time of acquisition. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, the loan accretion income and interest expense reduction on time deposits and borrowings increased (decreased) net interest income $56,000, ($33,000) and $18,000, respectively, and for the nine months ended September 30, 2021 and September 30, 2020, the loan accretion income and interest expense reduction on time deposits and borrowings (decreased) increased net interest income ($23,000) and $47,000, respectively. Excluding these items, net interest margin, on a tax-equivalent basis, for the three months ended September 30, 2021, June 30, 2021 and September 30, 2020 was 3.19%, 3.09% and 2.82%, respectively, and the net interest margin, on a tax-equivalent basis, for the nine months ended September 30, 2021 and September 30, 2020 was 3.18% and 2.82%, respectively.
(9)	Annualized.